As filed with the Securities and Exchange Commission on March 4, 2021

Registration No. 333-204868

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATADOR RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Texas	27-4662601
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

(Address of Principal Executive Offices, including Zip Code)

MATADOR RESOURCES COMPANY 2019 LONG-TERM INCENTIVE PLAN

MATADOR RESOURCES COMPANY AMENDED AND RESTATED

2012 LONG-TERM INCENTIVE PLAN

(Full title of the Plans)

Joseph Wm. Foran

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

(Name and address of agent for service)

(972) 371-5200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act or Rule 405 of the Securities Act of 1933.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

Matador Resources Company (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on June 11, 2015 (Registration No. 333-204868) (the “Registration Statement”), the offer and sale of up to 4,700,000 shares of our Common Stock, par value $0.01 per share (“Common Stock”), under the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (as amended, the “2012 Plan”).

Our Board of Directors approved the Matador Resources Company 2019 Long-Term Incentive Plan (the “2019 Plan”) on April 22, 2019, and such plan was subsequently approved by our shareholders on June 6, 2019. Pursuant to the terms of the 2019 Plan, the following shares of Common Stock will be issuable under the 2019 Plan: (i) the number of shares of Common Stock remaining available for issuance under the 2012 Plan on June 6, 2019, and (ii) the number of shares of Common Stock subject to any award outstanding under the 2012 Plan as of June 6, 2019 that after such date is not issued because such award is forfeited, terminates, expires or otherwise lapses without being exercised (to the extent applicable), or is settled in cash (items (i) and (ii) collectively, the “Rollover Shares”). Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to provide that the Rollover Shares shall also be issuable under the 2019 Plan in accordance with the foregoing.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, March 4, 2021.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Wm. Foran Joseph Wm. Foran	Chairman and Chief Executive Officer (Principal Executive Officer)	March 4, 2021

/s/ David E. Lancaster David E. Lancaster	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 4, 2021

/s/ Robert T. Macalik Robert T. Macalik	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 4, 2021

/s/ Reynald A. Baribault Reynald A. Baribault	Director	March 4, 2021

/s/ R. Gaines Baty R. Gaines Baty	Director	March 4, 2021

/s/ Craig T. Burkert Craig T. Burkert	Director	March 4, 2021

/s/ William M. Byerley William M. Byerley	Director	March 4, 2021

/s/ Monika U. Ehrman Monika U. Ehrman	Director	March 4, 2021

/s/ Julia P. Forrester Rogers Julia P. Forrester Rogers	Director	March 4, 2021

/s/ James M. Howard James M. Howard	Director	March 4, 2021

/s/ Timothy E. Parker Timothy E. Parker	Director	March 4, 2021

/s/ Kenneth L. Stewart Kenneth L. Stewart	Director	March 4, 2021